EXHIBIT 99.1

DEBT AND PREFERRED STOCK SECURITIES RATINGS

	Standard &	Moody’s
	Poor’s	Investors
	Corporation	Service	Fitch, Inc.		DBRS, Inc.

As of September 30, 2007
HSBC Finance Corporation
Senior debt	AA-	Aa3	AA-		AA (low	)
Senior subordinated debt	A+	A1		*		*
Commercial paper	A-1+	P-1	F1+		R-1 (middle	)
Series B preferred stock	A	A2	A+			*
HFC Bank Limited
Senior debt	AA-	Aa3	AA-			*
Commercial paper	A-1+	P-1	F1+			*
HSBC Financial Corporation Limited
Senior notes and term loans	AA-	Aa3	AA-		AA (low	)
Commercial paper	*	*	*		R-1 (middle	)

*	Not rated by this agency.